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Neuphoria Therapeutics Inc. Sends Letter to Stockholders

Files Definitive Proxy Statement for 2025 Annual Meeting of Stockholders

Urges Stockholders to Vote “FOR” BOTH Neuphoria Therapeutics Nominees on WHITE Proxy Card

Burlington, MA — November 24, 2025 — Neuphoria Therapeutics Inc. (“Neuphoria” or the “Company”), a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders, today issued a letter to its stockholders regarding Neuphoria’s 2025 Annual Meeting of Stockholders (“2025 Annual Meeting”), which is scheduled to be held on December 12, 2025.

At the 2025 Annual Meeting, Neuphoria stockholders will have the opportunity to protect their investment in the Company by voting FOR the Company’s two highly qualified nominees: Peter Miles Davies and David Wilson. These directors bring deep investment, transactional, and capital allocation expertise directly relevant to the Company’s ongoing review of strategic alternatives. Neuphoria urges its stockholders to vote “FOR” BOTH of Neuphoria’s nominees on the WHITE proxy card TODAY.

A dissident stockholder, Lynx1 Master Fund LP (“Lynx1”), has nominated two candidates for election to the Board of Directors of the Company (the “Board”). Neuphoria urges its stockholders to vote “WITHHOLD” on BOTH of Lynx1’s nominees on the WHITE proxy card TODAY.

Neuphoria’s Board is Running a Robust Review of Strategic Alternatives

The Board and management team remain firmly committed to maximizing value FOR ALL STOCKHOLDERS, and not just select stockholders. As previously announced, the Board – with the assistance of its independent financial and legal advisors – has initiated a comprehensive review of strategic alternatives to advance the Company’s pipeline programs and maximize value for all stockholders.

The Company initially announced its strategic review on October 20, 2025, but Lynx1, rather than awaiting a further announcement in this same vein, immediately began accumulating shares in the open market for its own purposes, and without consulting with the Board, made a public unsolicited bid for the Company on November 10, 2025 which caused disruption to the ongoing strategic review process. On November 18, 2025, immediately after the Company successfully navigated the disruption of its strategic review process, Lynx1 publicly withdrew their unsolicited bid. The Company can only reasonably conclude that Lynx1’s initial bid was disingenuous or that it had failed to do the appropriate levels of due diligence before submitting an unsolicited bid.

Nonetheless, despite the recent distractions, the Company has continued to follow an M&A advisory review and selection process, which began almost immediately after the most recent clinical trial readout. The Company announced on November 11, 2025 that H.C. Wainwright & Co. will serve as a financial advisor to assist in this strategic evaluation process, with the goal of exploring strategic and value additive alternatives for the Company to maximize stockholder value. We have full confidence that the strategic review process will advance the best interests of the Company and its stockholders in this regard.

The strategic review process is well underway. The Company, via H.C. Wainwright & Co., has received numerous inquiries and is in discussions with a number of parties interested in a variety of potential transaction structures. The Board intends to evaluate all credible proposals as part of this strategic review. The Board, in consultation with its advisors, will review all proposals received in the same manner as part of its strategic alternative review process and subject all proposals to the same processes and procedures.

Continuity Is Critical to Completing the Review and Maximizing Value

The Board believes that this is a critical juncture in the strategic review process. Completing a disciplined, value-maximizing process requires stability, continuity, and deep transactional expertise on the Board. Neuphoria’s two director nominees — Peter Davies and David Wilson — possess decades of relevant investment banking, capital markets, and M&A experience.

Mr. Davies has more than 15 years of investment banking experience, principally at Rothschild, where he advised on over $100 billion of transactions across more than 40 deals, including ten years within the firm’s Healthcare team. He subsequently served as a Managing Director at Apeiron Investment Group, where he was in charge of investing in life sciences portfolio companies. This combination of top-tier M&A execution, capital allocation experience, and healthcare sector knowledge makes Mr. Davies an invaluable resource as a member of our Board while we consider potential strategic alternatives for the Company

Mr. Wilson has more than 40 years of experience in the investment banking industry, 30 years of which has been in Life Sciences and currently serves as the Chairman and founding partner of WG Partners, a leading boutique investment banking firm that is dedicated to advising life-sciences companies on corporate finance, mergers and acquisitions, licensing, strategic advisory and capital raising with clients in the U.S., Europe and Asia. Prior to starting WG Partners, Mr. Wilson, served as CEO of Piper Jaffray Ltd., a leading investment banking firm, where he also served as the Global Chairman of Healthcare. Mr. Wilson’s extensive experience in the investment banking industry, with acute experience with life sciences companies, makes Mr. Wilson an optimal choice to continue to serve on our Board while we consider potential strategic alternatives both in the U.S. and globally.

Introducing inexperienced voices mid-process without appropriate financial qualifications or an intimate knowledge of the Company’s assets and history would risk disrupting the momentum of the strategic alternative review, potentially causing confusion among prospective counterparties and impairing the Board’s ability to bring the process to an efficient and value-maximizing conclusion. Changes to a board during an active strategic review are likely to “freeze” the process, reduce bidder engagement, or otherwise derail value-creation efforts.

Importantly, if Lynx1 succeeds in electing its nominees, those directors may also be inclined to support any new proposal from Lynx1, rather than objectively evaluating all proposals received. Their decision-making may be influenced by the interests of Lynx1 who nominated them to the Board and not by what is best for the Company and all its stockholders. This creates a significant risk that superior, more value-enhancing, or better-aligned strategic opportunities would be disregarded or never fully considered.

In addition, while Lynx1’s nominees present varied backgrounds in the biotechnology ecosystem, they lack substantive experience in investment banking and financial transactions. These skills are vital for responsible oversight not only of Company management but of the ongoing strategic alternatives review. In contrast, the Company’s nominees include directors with decades of direct experience in investment banking both in the U.S. and globally and the knowledge base both of the Company’s history and assets and from successfully guiding companies through challenging market environments and strategic initiatives.

For these reasons, we strongly urge you to stay the course with the Company’s highly qualified and experienced Board nominees—whose only interest is protecting and maximizing value for all our stockholders.

Advancing Pipeline Programs and Seeking to Maximize Stockholder Value

As previously disclosed, topline clinical data was anticipated in Q4 2025 with respect to the AFFIRM-1 Phase 3 trial following the filing of the Company’s annual report on Form 10-K. Therefore, due to the anticipated data readout, the Company elected to raise capital through its already existing at-the-market (“ATM”) program—the least dilutive and least costly mechanism for fundraising available to, and regularly utilized by, biotechnology companies—to ensure the Company is well positioned for all possible outcomes associated with the data readout.

As is typical for a life science company (especially given the volatility in this space), in a positive data readout scenario, a strong balance sheet would put the Company in the best possible position to negotiate the most favorable terms with institutional investors to support commercialization efforts, avoid the risk of receiving a going concern opinion, and ultimately mitigate the risk of other more meaningful further dilution. Conversely, in a potential negative data readout scenario, without a strong cash position, the Company would have become susceptible to hostile takeovers and longer-term liquidation risk, among other downside factors. Therefore, securing additional funds placed the Company in the best position to attract a greater number and higher quality of interested strategic candidates, to meet any wind-down obligations (should that be necessary), and responsibly preserve value for all our stockholders. As the data readout for the AFFIRM-1 Phase 3 trial was not positive, the Company continued to raise funds under its ATM program to create the opportunity to pursue its other pipeline programs and/or discover strategic alternatives with a level of strategic optionality.

In the context of pursuing strategic alternatives, a company fortified with a robust and well-stocked coffer of capital presents itself as markedly more compelling to potential counterparties, thereby placing the Company in an enhanced position to thoughtfully solicit, rigorously evaluate, and skillfully negotiate superior strategic opportunities designed to maximize long-term stockholder value. This strengthened capital foundation signals stability and strategic readiness while also fully equipping the Company to navigate complex strategic alternatives with confidence and sophistication and to retain and maximize the value of its existing assets. Further, it reassures counterparties that the Company is approaching any prospective transaction from a position of strength rather than necessity, enabling the Board to chart a deliberate and discerning course as it assesses pathways that may unlock meaningful incremental value. Ultimately, this financial preparedness amplifies the Company’s credibility and influence in the marketplace, inviting a wider spectrum of interested parties and elevating the quality of the opportunities that may emerge.

Board Welcomes Constructive Engagement with All Stockholders

Neuphoria values the perspectives of all its stockholders and its Board will continue to engage constructively with stockholders. The Board will also continue to be guided by H.C. Wainwright & Co., its financial advisor for the strategic alternatives review process. The Company remains committed to conducting this process in an orderly, transparent, and value-focused manner.

The Board believes that preserving stability at this pivotal moment is essential to achieving the best possible outcome for all stockholders. Our Board is routinely refreshed, highly engaged and best positioned to oversee the Company through its strategy and the execution of the strategic review process. Neither of the Lynx1 nominees possesses complementary investment banking skills or relevant capital markets expertise or the intimate knowledge of the Company necessary to navigate our strategic review process or evaluate shareholder value propositions.

The Company therefore urges stockholders to vote “FOR” BOTH of Neuphoria’s nominees — Davies and Wilson — and vote “WITHHOLD” on both of Lynx1’s nominees on the WHITE proxy card TODAY. If you have any questions or need assistance with voting, please contact Sodali & Co at (203) 658-9400 or NEUP@investor.sodali.com.

Advisors

Rimon PC and Paul Hastings LLP are serving as legal counsel to Neuphoria. Sodali & Co is serving as proxy solicitor.

H.C. Wainwright & Co. is serving as financial advisor to Neuphoria for its strategic alternatives review process.

About Neuphoria Therapeutics Inc.

Neuphoria Therapeutics Inc. (Nasdaq: NEUP) is a public company incorporated in Delaware. The Company is a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders. Neuphoria is advancing the lead drug candidate, BNC210, an oral, proprietary, selective negative allosteric modulator of the α7 nicotinic acetylcholine receptor for the treatment of post-traumatic stress disorder (“PTSD”). BNC210 is a first-of-its-kind, well tolerated, broad spectrum anti-anxiety experimental therapeutic, designed to restore neurotransmitter balance in relevant brain areas, providing rapid relief from stress and anxiety symptoms without the common pitfalls of sedation, cognitive impairment, or addiction. Following the announcement from the AFFIRM-1 Phase 3 clinical trial on October 20, 2025, in which the Company announced that the trial missed its primary and secondary endpoints, the Company has halted development of BNC210 in social anxiety disorder and is conducting a strategic review. In addition, Neuphoria has a strategic partnership with Merck & Co., Inc. (“Merck”) with two drugs in early-stage clinical trials for the treatment of cognitive deficits in Alzheimer’s disease and other central nervous system conditions. Neuphoria’s pipeline also includes the α7 nicotinic acetylcholine receptor next generation and the Kv3.1/3.2 preclinical programs, both in the lead optimization development stage.

Forward-Looking Statements

Neuphoria cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs, plans, burn rate and expectations. Certain forward-looking statements, including (without limitation) about (1) Neuphoria’s ability to develop and expand its business, successfully complete development of its current product candidates, the timing of commencement and/or completion, as well as any successful or other outcome of various clinical trials, and receipt of data and current and future collaborations for the development and commercialization of its product candidates, (2) the market for drugs to treat central nervous system diseases and pain conditions, and the Company’s ability to realize the commercial potential of its products, as well as its regulatory strategy related to its clinical trials and, if successful, the regulatory pathway to any next stage in development or commercialization, (3) Neuphoria’s financial resources, and capital allocation and corporate development strategy, (4) the Board’s review of strategic alternatives and evaluation of offers from third parties, and (5) assumptions underlying any such statements. The inclusion of forward-looking statements should not be regarded as a representation by Neuphoria that any of its plans will be achieved. Future events and actual results could differ materially from those set out in, contemplated by or underlying the forward-looking statements due to a number of important factors. Certain forward-looking statements involve contracts, licenses and arrangements involving third parties and their respective clinical trial and research and development projects that are out of our control, including our agreements with Merck and Carina. They may terminate or delay any or all such projects in their discretion pursuant to the terms of our agreements with them, which could result in the Company not realizing any further milestone payments or further progress on the respective product pathways. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business and other risks described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K, each filed with the SEC, and its other reports. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Neuphoria undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks, uncertainties and other factors is included in Neuphoria’s filings with the SEC, copies of which are available from the SEC’s website (www.sec.gov) and on Neuphoria’s website (www.neuphoriatx.com) under the heading “Investor Center.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Neuphoria expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.

FOR FURTHER INFORMATION PLEASE CONTACT:

General

Spyridon (Spyros) Papapetropoulos

spyros@neuphoriatx.com

IR & PR

Argot Partners

neuphoria@argotpartners.com